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                                                                     EXHIBIT 4.2


                                 FIRST AMENDMENT
                                     TO THE
                               CROWN VANTAGE INC.
                        1995 OMNIBUS STOCK INCENTIVE PLAN


     THIS FIRST AMENDMENT to the Crown Vantage Inc. 1995 Omnibus Stock Incentive Plan (the "Plan") is made pursuant to the authority under Section 15 of the Plan for the Board of Directors to amend the Plan. The Plan is hereby amended as follows:

     I. Effective as of May 7, 1996, Section 4 of the Plan is amended by deleting the first sentence thereof in its entirety and by substituting the following new sentence in its place:

     "Subject to Section 16 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 1,400,000 shares of Company Stock, which shall be authorized, but unissued, shares."

     II. Effective as of March 21, 1996, the phrase "Crown Vantage Inc. 1995 Omnibus Stock Incentive Plan" shall be replaced with the phrase "Crown Vantage Inc. 1995 Incentive Stock Plan" in each place where it appears in the Plan.

     IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be executed this 20th day of June, 1996.

                                             CROWN VANTAGE INC.



                                             By: /s/ Christopher M. McLain
                                                 ------------------------------
                                                Christopher M. McLain
                                                  Senior Vice President and
                                                  General Counsel,
                                                  Corporate Secretary